Press Release          Exhibit 99.1

SOURCE: GameTech International, Inc.

GameTech Reports 1st Quarter 2007 Financial Results

Company Highlights:

* Lower operating expenses generated net income of $1.1 million for the first quarter of fiscal 2007 compared with $839,000 in the same period of 2006.

* Earnings per share reached $0.08 on a fully diluted basis, compared with $0.07 for the comparable period in 2006.

* EBITDA approximated $4.2 million, an increase of $390,000 from the first quarter of 2006.

RENO, Nev., March 7 -- GameTech International, Inc., a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company's first quarter ended January 31, 2007. Net income totaled $1.1 million or $0.08 per fully diluted share compared with $839,000, or $0.07 per share in the same period in 2006. Revenue for the quarter totaled $12.0 million, slightly lower than in the first quarter of 2006.

The Company's increased profitability resulted from reductions in operating expenses to 46.0% of revenue, down from 52.0% of revenue in 2006. Management maintained and improved on the cost-saving initiatives, such as personnel reductions and reduced operating expenses, that were introduced in fiscal 2006.

Revenue for the quarter was slightly lower than in the same period in 2006, however, the Company did increase revenue domestically in certain markets, including Michigan, New Hampshire and Oklahoma, among others. Revenue from these markets partially offset decreased revenue due to the loss of certain accounts in other markets.

"We are pleased that the first quarter of 2007 has allowed us to continue the successes we realized during fiscal 2006. The substantial improvement in net income this quarter from the same period last year indicates we are seeing the continued benefits of the cost-saving initiatives we have put into place and setting the stage for an efficient operating environment to support the growth of our business," said Jay Meilstrup, GameTech's President and Chief Executive Officer.

Meilstrup continued, "We are pleased with our first quarter results. Our efforts moving forward are focused on increasing our current business base, expanding new product development and expanding into foreign markets."

GameTech International, Inc. is the predominant supplier of a comprehensive line of electronic bingo equipment. The Company is an innovator in advanced wireless gaming applications and devices, gaming systems, and bingo related products. GameTech offers the most comprehensive product line to its customers in the United States, Canada, the U.K., and Mexico. GameTech’s product line includes portable bingo terminals and fixed base terminals, wireless gaming products, point of sale bingo systems, as well as complete back-office systems. GameTech partners with its customers to provide products that increase play, revenues and profits, while delivering software customized to enhance management and operations. GameTech is the premier supplier of service in the industry.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our potential expansion of business internationally, our positioning for profitable growth, new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the financial results and operating results of the Company, including revenue, profitability, and growth and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K.

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended January 31,
	2007 (Unaudited)	2006 (Unaudited)
Net revenue	$12,016	$12,347

Cost of revenue	4,922	4,651
Gross profit	7,094	7,696

Operating expenses:
General and administrative	1,972	2,615
Sales and marketing	2,908	2,720
Research and development	602	1,053
Loss contingencies	46	32
Total operating expenses	5,528	6,420

Income (loss) from operations	1,566	1,276

Interest and other income, net	155	99
Income before income taxes	1,721	1,375
Provision for income taxes	649	536
Net income	$1,072	$839
Net income per share:
Basic	$0.09	$0.07
Diluted	$0.08	$0.07

Shares used in calculating net income per share:
Basic	12,614	11,914
Diluted	13,261	12,120

Select Balance Sheet Data:	January 31, 2007 (Unaudited)	October 31,2006 (Audited)
Cash and cash equivalents	$4,872	$5,411
Short-term investments	$7,526	$7,408
Restricted short-term investments	$4,515	$4,515
Total current assets	$23,883	$23,984
Total assets	$59,697	$59,214
Total current liabilities	$7,742	$8,572
Total liabilities	$8,490	$9,380
Total stockholders' equity	$51,207	$49,834
Total liabilities and stockholders' equity	$59,697	$59,214

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech's past financial performance, and provides useful information to the investor because the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA
(Dollars in thousands)

	Three Months Ended January 31,
	2007 (Unaudited)	2006 (audited)
Net income	$1,072	$839
Add back:
Amortization and depreciation	$2,676	$2,576
Interest income and other income, net	$(155)	$(99)
Provision for income taxes	$649	$536
EBITDA	$4,242	$3,852